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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this combined Prospectus/Proxy Statement and Statement of Additional Information constituting parts of this Registration Statement on Form N-14 (the "Registration Statement") of our report dated October 18, 2004, relating to the financial statements and financial highlights appearing in the August 31, 2004 Annual Report to Shareholders of Columbia International Stock Fund, which are also incorporated by reference into the Registration Statement. We also consent to references to us under the headings "Agreement and Plan of Reorganization" in Appendix A of the Registration Statement. We also consent to references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Accountants of the Fund" in the Statement of Additional Information of Columbia International Stock Fund dated January 1, 2004, which have also been incorporated by reference in the Registration Statement.



/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
November 17, 2004